P B TK

PIERCY BOWLER TAYLOR & KERN

Certified Public Accountants

Business Advisors

October 4, 2011

Securities and Exchange Commission 100 F Street, N.E. Washington, D.C. 20549

RE: Nano Mask, Inc.

We have read the statements that we understand Nano Mask, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm hi the first and second paragraphs of the report. We have no basis to agree or disagree with other statements made under Item 4.01.

Yours truly,

6100 Elton Avenue, Ste. 1000   -   Las Vegas, Nevada 89107   .   702-384-1120   •   fax  702-870-2474   •   pbtk.com